Exhibit 10.1
LENNOX INTERNATIONAL INC.
CHANGE IN CONTROL AGREEMENT
THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”), effective as of December 11, 2008 (the “Effective Date”) is made by and between Lennox International Inc., a Delaware corporation (the “Company”), and [Name] (“Executive”).
WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel;
WHEREAS, the Board (as defined in Appendix A hereto) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control exists and that such possibility, and the uncertainty and questions which may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;
WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company’s management, including Executive, to their assigned duties without the distraction of potentially disturbing circumstances arising from the possibility of a change in control;
WHEREAS, the Company wishes to enter into this Agreement to protect Executive’s reasonable expectations regarding compensation and duties if a change in control of the Company occurs, thereby encouraging Executive to remain in the employ of the Company notwithstanding the possibility of a change in control;
WHEREAS, it is understood that if Executive has an existing employment agreement (the “Employment Agreement”) with the Company, then this Agreement is intended to provide certain protections to Executive that are not afforded by the Employment Agreement; provided however, this Agreement is not intended to provide benefits that are duplicative of Executive’s current benefits; and
WHEREAS, upon the Effective Date, this Agreement will supersede all previous agreements, if any, between the Company and Executive that provides benefits to Executive upon a change in control of the Company;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and Executive hereby agree as follows:
1. Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue in effect through December 31, 2009; provided, however, that commencing on January 1, 2010 and each January 1 thereafter, this Agreement shall automatically be extended for one additional year (collectively, the “Term”); and further provided, however, that if a Change in Control (as defined in Appendix A hereto) shall have occurred during the Term, the Term shall expire two years following the event which constitutes a Change in Control.

2. Company’s Obligations.
2.1 General Obligations. The Company agrees, under the conditions described herein, to pay Executive the Severance Payments (as defined in Section 5.1 herein) and the other payments and benefits described herein. No Severance Payments shall be payable under this Agreement unless there shall have been a termination of Executive’s employment as described in Section 5.1.
2.2 Equity and Other Performance Based Awards. Notwithstanding anything to the contrary in this Agreement, upon a Change in Control, each and every stock option, stock appreciation right, restricted stock award, restricted stock unit award, performance share unit award and other equity-based award and any other performance award granted to Executive that is outstanding immediately prior to the Change in Control shall (i) immediately vest and become exercisable and any restrictions on the sale or transfer of such shares (other than any such restriction arising by operation of law) with respect to such shares shall terminate, and (ii) be considered to have vested at the highest possible award level with respect to each such award.
2.3 Notice of Change in Control. The Company shall promptly notify Executive in writing of the occurrence of a Change in Control.
3. Terms of Employment Post-CIC.
3.1 Employment Period. Upon a Change in Control, the Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company, in accordance with, and subject to, the terms and provisions of this Agreement, for the period commencing on the date upon which there occurs a Change in Control and ending on the second anniversary of the Change in Control (the “CIC Employment Period”).
3.2 Position and Duties.
(i) During the CIC Employment Period, (A) Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned by or to Executive at any time during the 90-day period immediately preceding the Change in Control, and (B) Executive’s services shall be performed at the location where Executive was employed immediately preceding the Change in Control or at another location within 35 miles thereof.
(ii) During the CIC Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. It is expressly understood and agreed that to the extent that any activities (including, but not limited to, service on corporate, civic or charitable boards or committees) have been conducted by Executive prior to the Change in Control, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Change in Control shall not be deemed to interfere with the performance of Executive’s responsibilities to the Company.

3.3 Compensation and Benefits.
(i) Annual Base Salary. During the CIC Employment Period, Executive shall receive an annual base salary not less than the base salary in effect immediately prior to the Change in Control (“Annual Base Salary”), which shall be paid in accordance with the normal business practice of the Company. During this period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include, when used with reference to the Company, any company controlled by, controlling or under common control with the Company.
(ii) Annual Bonus. In addition to Annual Base Salary, Executive shall be awarded, for each fiscal year or portion thereof during the CIC Employment Period, an annual bonus (the “Annual Bonus”) in cash equal to no less than the Executive’s target short-term incentive bonus percentage immediately prior to the Change in Control multiplied by the Executive’s Annual Base Salary, prorated for any period consisting of less than twelve full months. The Annual Bonus awarded for a particular fiscal year shall be paid no later than the fifteenth day of the third month following the end of such year.
(iii) Equity and Performance Based Awards. During the CIC Employment Period, Executive shall be granted on an annual basis a long-term incentive package consisting of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance share unit awards and other equity-based awards and performance awards, as selected by the Company, with an aggregate value (as determined by an independent consulting firm selected by Executive and reasonably acceptable to the Company) that shall be not less than the aggregate value of the most valuable long-term incentive package awarded Executive in any of the three years immediately preceding the Change in Control.
(iv) Benefits. During the CIC Employment Period, Executive shall be entitled to the following benefits, in each such case, no less favorable, in the aggregate, than the most favorable plan, practice, program or policy of the Company and its affiliates applicable to similarly situated executives immediately in effect prior to the commencement of the Change in Control or in effect at any time after the Change in Control:
(a)
profit-sharing, savings and retirement plans that are tax-qualified under Section 401(a) of the Code (as defined in Appendix A hereto), and all plans that are supplemental to any such tax-qualified plans; and

(b)	welfare benefit plans, practices, policies and programs; and

(c)	prompt reimbursement for all reasonable expenses incurred by Executive; and

(d)	fringe benefits and perquisites; and

(e)	paid vacation.

4. Termination of Employment for Disability, Death and Cause.
4.1 Disability. During the CIC Employment Period, during any period that Executive fails to perform Executive’s duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay Executive’s salary to Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to Executive under the terms of the Company’s written plans as in effect during such period, until Executive’s employment is terminated by the Company for Disability (as defined in Appendix A hereto).
4.2 Death. During the CIC Employment Period, in the event of Executive’s death, the Company shall pay to Executive’s estate, Executive’s salary, together with all compensation and benefits payable to Executive under the terms of the Company’s written plans as in effect immediately prior to the date of death, through the date Executive’s employment is terminated by death.
4.3 Cause. During the CIC Employment Period, the Company may terminate Executive’s employment for Cause (as defined in Appendix A hereto). In such event, the Company shall pay Executive’s salary, together with all compensation and benefits payable to Executive under the terms of the Company’s written plans as in effect immediately prior to the date the Executive’s employment is terminated for Cause.
5. Termination of Employment by Company without Cause or by Executive for Good Reason.
5.1 Payments to Executive. If Executive’s employment is terminated following a Change in Control and during the CIC Employment Period either (i) by the Company without Cause or (ii) by Executive with Good Reason (as defined in Appendix A hereto), then the Company shall pay Executive the amounts, and provide Executive the benefits, set forth in this Section 5.1 (collectively referred to as, “Severance Payments”).
(A) Cash Payment. In lieu of (x) any further salary and bonus payments to Executive for periods subsequent to the Date of Termination (as defined in Section 7.2 herein), and (y) any severance benefit otherwise payable to Executive under the Employment Agreement, if any, the Company shall pay to Executive a lump sum severance payment, in cash, on the date that is six months and two days after Executive’s date of termination (the “Designated Date”) from the Company equal to:
(i) three (3) times the Executive’s Annual Base Salary, plus
(ii) three (3) times the Executive’s target short-term incentive bonus percentage immediately prior to the Change in Control or in effect at any time after the Change in Control, whichever is greater, multiplied by the Executive’s Annual Base Salary, plus

(iii) an amount equal to Executive’s target short-term incentive bonus percentage immediately prior to the Change in Control or in effect at any time after the Change in Control, whichever is greater, multiplied by the Executive’s Annual Base Salary, prorated for any period consisting of less than twelve full months, plus
(iv) any deferred compensation previously awarded to or earned by Executive (together with any accrued interest or earnings thereon); provided any amounts paid to Executive will be paid in accordance with the applicable deferred compensation plan, plus
(v) payment in lieu of any accrued but unused vacation as of Executive’s Date of Termination, plus
(vi) an amount equal to 15% of Executive’s Annual Base Salary (this amount being paid in lieu of outplacement services), plus
(vii) an amount equal to 45% of Executive’s Annual Base Salary (this amount being paid in lieu of the perquisites).
(B) Health and Welfare Benefit Plans. For the 36-month period immediately following the Date of Termination, the Company shall provide Executive and covered dependents as of Executive’s Date of Termination, medical and health benefits and group life and supplemental group life substantially similar to those provided to Executive and such covered dependents immediately prior to the Date of Termination (such continuation of such benefits shall be hereinafter referred to as “Welfare Benefit Contribution”). The Company shall timely pay or provide to Executive and/or Executive’s family any other amounts or benefits required to be paid or provided or which Executive and/or Executive’s family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies as in effect and applicable generally to other executives and their families on the Date of Termination.
(C) Non-Qualified Pension. For purposes of calculating benefits under the Company’s Supplemental Retirement Plan and Profit Sharing Restoration Plan, the Company shall add an additional three years of vesting service and credited service to Executive’s years of vesting and credited service, as well as an incremental three years added to Executive’s age.

(D) Certain Pre-Change in Control Terminations. Any provision in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if Executive’s employment with the Company has been terminated by the Company without Cause or by Executive with Good Reason in either case within six (6) months prior to the date on which the Change in Control occurs, then Executive shall be entitled to the severance and other benefits as if Executive’s termination had been following a Change in Control, payable on the Designated Date.  Any amounts to be paid to Executive shall be reduced by and offset dollar-for-dollar by any severance benefits payable to Executive under the Employment Agreement or any other separation agreement in connection with such termination.
5.2 Gross-Up Payment.
(A) Whether or not Executive becomes entitled to the Severance Payments, if any payments or benefits received or to be received by Executive whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or with any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person (such payments or benefits, excluding the Gross-Up Payment (as defined below), being hereinafter referred to as the “Total Payments”) are subject to the Excise Tax (any excise tax imposed under Section 4999 of the Code ), the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.
(B) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Code Section 280G(b)(2)) unless, in the opinion of the Company, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code Section 280G(b)(4)(A), (ii) all “excess parachute payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax unless, in the opinion of the Company, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Code Section 280G(b)(4)(B)) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company in accordance with the principles of Code Section 280G(d)(3) and (4). The Company and Executive agree that the determinations described in this Section 4.2(B) shall take the form of a letter from the Company accompanied by calculations prepared by the Company and certified by a national accounting firm selected by the Company.

(C) The Gross-Up Payment (or portion thereof) will be paid to Executive on the day of the payment of the Total Payments (or portion thereof) that give rise to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment (or portion thereof) cannot be fully determined on or before the date on which payment is due, the Company will pay to Executive by such date an amount estimated in good faith by the Company to be the minimum amount of such Gross-Up Payment (or portion thereof) and will pay the remainder of such Gross-Up Payment (or portion thereof) (together with interest at the rate provided in Code Section 1274(b)(2)(B)) as soon as the amount thereof can be determined, but in no event later than 45 days after complete payment of the Total Payments. Further, in the event that on the day of payment of the Total Payments (or portion thereof) (or the 45-day period following such payments), no Gross-Up Payment (or portion thereof) is determined by the Company to be due and it is subsequently determined that a Gross-Up Payment (or portion thereof) is owing to Executive, such Gross-Up Payment (or portion thereof) will be made by the Company to Executive at the date that such Gross-Up Payment amount (or portion thereof) is determined by the Company to be payable to Executive.
(D) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company, within five business days following the later of the date that the amount of such reduction in the Excise Tax is fully determined and the date that such amount is fully refunded to Executive by the Internal Revenue Service, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment) being repaid by Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes. In the event that the Excise Tax is determined to exceed the amount originally remitted by Executive which was taken into account hereunder in calculating the Gross-Up Payment and Executive is obliged to remit additional Excise Taxes, Executive shall provide the Company with written notice advising as to the amount of additional Excise Taxes which were so remitted and the date on which they were so remitted. As soon as practicable following receipt of such notice (but not later than the end of the taxable year following the year in which the additional Excise Taxes were remitted by Executive), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess Excise Taxes). Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
6. Non-exclusivity of Rights. Except as provided in Section 5 of this Agreement, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as such plan, policy, practice or program is expressly superseded by this Agreement.

7. Termination Procedures.
7.1 Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11 of this Agreement. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth the Date of Termination.
7.2 Date of Termination. For purposes of this Agreement, the term “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause, the Date of Termination shall be the date specified by the Company when it notifies Executive of such termination and (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the date of Disability, as the case may be.
8. Full Settlement. Subject to the offset provided for in Section 5.1, the Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, mitigation or other claim, right or action which the Company may have against Executive or others. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (unless Executive’s claim is found by a court of competent jurisdiction to have been frivolous) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (other than Section 10 hereof) or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any such payment pursuant to this Agreement), plus in each case interest on any delayed payment at the “applicable federal rate” provided for in Section 7872(f)(2)(A) of the Code; provided that any such reimbursement payment by the Company pursuant to this sentence shall be made on or before the last day of the calendar year immediately following the calendar year in which any such fee or expense was incurred.
9. Successors; Binding Agreement.
9.1 This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, executors and other legal representatives.
9.2 This Agreement shall inure to the benefit of and be binding upon the Company and may only be assigned to a successor described in Section 9.3.

9.3 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as earlier defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10. Confidential Information; Certain Prohibited Activities.
10.1 Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After Executive’s Date of Termination, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Except as provided in Subsection 10.3 below, in no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement. Also, within 14 days of the termination of Executive’s employment for any reason, Executive shall return to the Company all documents and other tangible items of or containing Company information which are in Executive’s possession, custody or control.
10.2 Executive agrees that for a period of 24 complete calendar months following Executive’s Date of Termination, Executive will not, either directly or indirectly, call on, solicit, induce or attempt to induce any of the employees or officers of the Company whom Executive had knowledge of or association with during Executive’s employment with the Company to terminate their association with the Company either personally or through the efforts of his or her subordinates.
10.3 In the event of a breach by Executive of any provision of this Section 10, the Company shall be entitled to (i) cease any Welfare Benefit Contribution entitlement provided pursuant to Section 5.1(B) hereof, (ii) relief by temporary restraining order, temporary injunction and/or permanent injunction, (iii) recovery of all attorneys’ fees and costs incurred in obtaining such relief and (iv) any other legal and equitable relief to which it may be entitled, including monetary damages.

11. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to Executive, to the address inserted below Executive’s signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
Lennox International Inc.
2140 Lake Park Blvd.
Richardson, TX 75080
Attention: Chief Human Resources Officer
12. Miscellaneous. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and heirs, executors and other legal representatives. Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 5.1 of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws that would require the application of the laws of any other state or jurisdiction. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
14. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner to give effect to such intention. The parties shall, if necessary, amend the terms of this Agreement to the limited extent necessary and possible in order to comply with the requirements of Section 409A. Each payment due hereunder will be considered to be separate payments due to Executive and not one of a series of payments for purposes of Section 409A.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date above first written.

LENNOX INTERNATIONAL INC.
By:
Date:

EXECUTIVE: [NAME]
By:
Date:

Appendix A
(A) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
(B) “Base Amount” shall have the meaning set forth in Section 280G(b)(3) of the Code.
(C) “Beneficial Owner” shall mean, with reference to any securities, any Person if:
(i) such Person is the “beneficial owner” (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement) of such securities; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this subsection (i) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (x) arises solely from a revocable proxy or consent given in response to a public (i.e., not including a solicitation exempted by Rule 14a-2(b)(2) of the General Rules and Regulations under the Exchange Act) proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act and (y) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or
(ii) such Person is a member of a group (as that term is used in Rule 13d-5(b) of the General Rules and Regulations under the Exchange Act) that includes any other Person (other than an Exempt Person) that beneficially owns such securities;
provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition. For purposes hereof, “voting” a security shall include voting, granting a proxy, consenting or making a request or demand relating to corporate action (including, without limitation, a demand for a stockholder list, to call a stockholder meeting or to inspect corporate books and records) or otherwise giving an authorization (within the meaning of Section 14(a) of the Exchange Act) in respect of such security.
(D) “Board” shall mean the Board of Directors of the Company.

(E) “Cause” shall have the same meaning as set forth in the Employment Agreement, or, if no employment agreement exists, shall mean (a) any violation by Executive of the Company’s written policies as they may exist or be created or modified and made available to Executive from time to time in the future, including, as examples and not as a limitation of the policies to which Executive may be subject, those policies prohibiting discrimination in the workplace, including the prohibition of harassment, on the ground of race, sex, religion, age or any other prohibited basis; (b) any state or federal criminal conviction, including, but not limited to, entry of a plea of nolo contendere or deferred adjudication upon a felony or misdemeanor charge; (c) the commission by Executive of any material act of misconduct or dishonesty related to Executive’s employment; (d) any intentional or grossly negligent action or omission to act which breaches any covenant, agreement, condition or obligation contained in this Agreement; or (e) acts that in any way have a direct, substantial and adverse effect on the Company’s reputation.
(F) “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(i) Any Person (other than an Exempt Person) shall become the Beneficial Owner of 35% or more of the shares of Common Stock then outstanding or 35% or more of the combined voting power of the Voting Stock of the Company then outstanding; provided, however, that no Change in Control shall be deemed to occur for purposes of this subsection (i) if such Person shall become a Beneficial Owner of 35% or more of the shares of Common Stock or 35% or more of the combined voting power of the Voting Stock of the Company solely as a result of (x) an Exempt Transaction or (y) an acquisition by a Person pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (x), (y) and (z) of subsection (iii) of this definition are satisfied;
(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, further, that there shall be excluded, for this purpose, any such individual whose initial assumption of office occurs as a result of any election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (x) more than 65% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding Voting Stock of such corporation is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such reorganization, merger or consolidation (ignoring, for purposes of this clause (x), the first proviso in subsection (i) of the definition of “Beneficial Owner” set forth above) in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation of the outstanding Common Stock, (y) no Person (excluding any Exempt Person or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 35% or more of the Common Stock then outstanding or 35% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 35% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding Voting Stock of such corporation and (z) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or initial action by the Board providing for such reorganization, merger or consolidation; or
(iv) Approval by the shareholders of the Company of (x) a complete liquidation or dissolution of the Company, unless such liquidation or dissolution is approved as part of a plan of liquidation and dissolution involving a sale or disposition of all or substantially all of the assets of the Company to a corporation with respect to which, following such sale or other disposition, all of the requirements of clauses (y)(A), (B) and (C) of this subsection (iv) are satisfied, or (y) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which, following such sale or other disposition, (A) more than 65% of the then outstanding shares of common stock of such corporation and the combined voting power of the Voting Stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such sale or other disposition (ignoring, for purposes of this clause (y)(A), the first proviso in subsection (i) of the definition of “Beneficial Owner” set forth above) in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the outstanding Common Stock, (B) no Person (excluding any Exempt Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 35% or more of the Common Stock then outstanding or 35% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 35% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding Voting Stock of such corporation and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or initial action of the Board providing for such sale or other disposition of assets of the Company.
(G) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(H) “Committee” shall mean the Compensation and Human Resources Committee of the Board.

(I) “Common Stock” shall mean the common stock, par value $.01 per share, of the Company, and shall include stock of any successor, within the meaning of Section 9.1.
(J) “Company” shall mean Lennox International Inc. and, except in determining under Section (G) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(K) “Disability” shall mean permanently disabled (completely unable to perform Executive’s duties as defined in the benefit plans of the Company).
(L) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
(M) “Exempt Person” shall mean the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, and any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan.
(N) “Exempt Transaction” shall mean an increase in the percentage of the outstanding shares of Common Stock or the percentage of the combined voting power of the outstanding Voting Stock of the Company beneficially owned by any Person solely as a result of a reduction in the number of shares of Common Stock then outstanding due to the repurchase of Common Stock by the Company, unless and until such time as such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 3% or more of the then outstanding shares of Common Stock or additional Voting Stock representing 3% or more of the combined voting power of the then outstanding Voting Stock.
(O) “Good Reason” shall mean:
(i) any change in Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any de minimus changes and excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive, or any other assignment to Executive of any duties inconsistent in any respect with such position, authority, duties or responsibilities, other than de minimus inconsistencies or other than, in each case, any such change in duties or such assignment that would clearly constitute a promotion or other improvement in Executive’s position;
(ii) any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(iii) the Company’s requiring Executive to be based at any office or location other than at the location where Executive was employed immediately preceding the Change in Control or at another location within 35 miles thereof;
(iv) any failure by the Company to comply with and satisfy the requirements of Section 9.3 of this Agreement, provided that (x) the successor described in Section 9.3 has received, at least ten days prior to the Date of Termination, written notice from the Company or Executive of the requirements of such provision and (y) such failure to be in compliance and satisfy the requirements of Section 9.3 shall continue as of the Date of Termination;
(v) in the event that Executive is serving as a member of the Board immediately prior to the Change in Control, any failure to reelect Executive as a member of the Board, unless such reelection would be prohibited by the Company’s By-laws as in effect immediately prior to the Change in Control.
(P) “Person” shall mean any individual, firm, corporation, partnership, association, trust, unincorporated organization or other entity.
(Q) “Voting Stock” shall mean, with respect to a corporation, all securities of such corporation of any class or series that are entitled to vote generally in the election of directors of such corporation (excluding any class or series that would be entitled so to vote by reason of the occurrence of any contingency, so long as such contingency has not occurred).

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